Exhibit 23.1

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 25, 2024, of Syra Health Corp. relating to the audits of the consolidated financial statements for the periods ended December 31, 2023 and 2022 and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPA’s, PLLC
www.mkacpas.com

The Woodlands, Texas
January 24, 2025